EXHIBIT 21
LEE ENTERPRISES, INCORPORATED
AND SUBSIDIARIES

SUBSIDIARIES AND ASSOCIATED COMPANIES

	State of Organization	Percentage of Voting Securities Owned
Lee Enterprises, Incorporated	Delaware	Parent
Lee Publications, Inc.	Delaware	100
Accudata, Inc.	Iowa	100
INN Partners, L.C. d/b/a TownNews.com	Iowa	82.5
Lee Procurement Solutions Co.	Iowa	100
Sioux City Newspapers, Inc.	Iowa	100
Journal-Star Printing Co.	Nebraska	100
K. Falls Basin Publishing, Inc.	Oregon	100
Lee Consolidated Holdings Co.	South Dakota	100
Madison Newspapers, Inc. d/b/a Capital Newspapers	Wisconsin	50
Flagstaff Publishing Co.	Washington	100
Hanford Sentinel, Inc.	Washington	100
Kauai Publishing Co.	Delaware	100
Napa Valley Publishing Co.	Washington	100
NIPC, Inc.	Delaware	100
Northern Lakes Publishing Co.	Delaware	100
Pantagraph Publishing Co.	Delaware	100
Pulitzer Inc.	Delaware	100
Pulitzer Missouri Newspapers, Inc.	Delaware	100
Pulitzer Newspapers, Inc.	Delaware	100
Lee Foundation	Iowa	100
Pulitzer Technologies, Inc.	Delaware	100
Pulitzer Utah Newspapers, Inc.	Delaware	100
Santa Maria Times, Inc.	Nevada	100
Southwestern Oregon Publishing Co.	Oregon	100
Star Publishing Company	Arizona	100
Ynez Corporation	California	100
Fairgrove LLC	Delaware	100
Homechoice, LLC	Utah	100
HSTAR LLC	Delaware	100
NLPC LLC	Delaware	100
NVPC LLC	Delaware	100
Pulitzer Network Systems LLC	Delaware	100
SHTP LLC	Delaware	100
SOPC LLC	Delaware	100
St. Louis Post-Dispatch LLC	Delaware	100
STL Distribution Services LLC	Delaware	100
Suburban Journals of Greater St. Louis LLC	Delaware	100
TNI Partners	Arizona	50
Community Distribution Partners, LLC	Montana	50